UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BOB EVANS FARMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this letter that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 25, 2014, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

IMPORTANT ADDITIONAL INFORMATION

Bob Evans Farms Inc. (the “Company”), its directors and certain of its executive officers are participants in the solicitation of proxies in connection with the Company’s 2014 Annual Meeting of Stockholders. The Company has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company’s stockholders. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise, is set forth in the Company’s proxy statement for its 2014 Annual Meeting of Stockholders, filed with the SEC on July 11, 2014. Stockholders will be able to obtain, free of charge, copies of the definitive proxy statement (and amendments or supplements thereto) and accompanying WHITE proxy card, and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://investors.bobevans.com/sec.cfm.

On July 16, 2014, Bob Evans Farms, Inc. (“Bob Evans” or “Company”) issued a press release and included a copy of a letter to stockholders from the Company’s Board of Directors. Complete copies of the press release, the letter and the letter insert, first mailed to stockholders on July 16, 2014, are included on the following pages.

BOB EVANS BOARD URGES STOCKHOLDERS TO SUPPORT BOARD’S DIRECTOR NOMINEES

Mails Letter to Stockholders Outlining Clear Choice at 2014 Annual Meeting

New Albany, Ohio, July 16, 2014—Bob Evans Farms, Inc., (NASDAQ: BOBE) discussed today the clear choice about the future of the Company to be faced by its stockholders at the Bob Evans 2014 Annual Meeting. In a letter mailed to the Company’s stockholders, Bob Evans Chairman and Chief Executive Officer Steven Davis and Lead Independent Director Michael Gasser, on behalf of the Board of Directors, urged stockholders to elect the nominees recommended by the Board. They said that the Board’s slate of “open-minded, highly qualified and independent nominees will continue to 1) execute a growth strategy built on a recently completed two-year transformational investment program, 2) build on its track record of returning capital to stockholders and 3) consider other strategic opportunities to benefit stockholders.”

The letter said that, “Alternatively, you could hand control of your Board over to a slate of eight nominees proposed by Sandell Asset Management Corp., which has demanded, among other things, 1) the sale and leaseback of a significant portion of Bob Evans’ restaurants; 2) the sale or spinoff of Bob Evans Foods; and 3) the rapid repurchase of an additional $350 million or more of Bob Evans stock—actions which, in our view, would seriously jeopardize sustainable stockholder value.”

Messrs. Davis and Gasser stated that, “While we believe that Sandell Asset Management, which reportedly managed approximately $7.5 billion in assets at its peak but only approximately $1 billion as of 2013, may need to press Sandell’s agenda at Bob Evans to further its own business purposes, we do not believe this should come at the expense of the best interests of Bob Evans’ stockholders.”

They further stated that, “Your Board believes that Bob Evans Farms is well-positioned for strong profit growth and value creation and that it is critical to 1) maintain strategic control of the Company’s valuable real estate; 2) continue to realize the opportunities for growth, brand and operating synergies available to us with a combined Bob Evans Restaurants and Foods; and 3) continue the Company’s controlled and disciplined approach to return capital to stockholders, which has resulted in the return of more than $800 million to stockholders since 2007 in dividends and share repurchases.”

The letter also outlined Sandell’s repeated rejections of the Company’s settlement offers, but added that the Board remains open to a constructive solution.

Faced with a clear choice about the Company’s direction, the Board urged stockholders to vote the WHITE proxy card to elect the Board’s slate of director nominees at the Company’s Annual Meeting on August 20, 2014.

Complete text of letter follows:

July 16, 2014

Dear Fellow Stockholder,

At your Company’s 2014 Annual Meeting, you will have a clear choice about the future of Bob Evans: We urge you to elect the open-minded, highly-qualified and independent nominees recommended by your Board who will continue to 1) execute a growth strategy built on a recently completed two-year transformational investment program, 2) build on its track record of returning capital to stockholders and 3) consider other strategic opportunities to benefit stockholders.

Alternatively, you could hand control of your Board over to a slate of eight nominees proposed by Sandell Asset Management Corp., which has demanded, among other things, 1) the sale and leaseback of a significant portion of Bob Evans’ restaurants; 2) the sale or spinoff of Bob Evans Foods; and 3) the rapid repurchase of an additional $350 million or more of Bob Evans stock—actions which, in our view, would seriously jeopardize sustainable stockholder value, as detailed in the accompanying table. While we believe that Sandell Asset Management, which reportedly managed approximately $7.5 billion in assets at its peak but only approximately $1 billion as of 2013,1 may need to press Sandell’s agenda at Bob Evans to further its own business purposes, we do not believe this should come at the expense of the best interests of Bob Evans’ stockholders.

Your Board believes that Bob Evans Farms is well positioned for strong profit growth and value creation and that it is critical to, 1) maintain strategic control of the Company’s valuable real estate; 2) continue to realize the opportunities for growth, brand and operating synergies available to us with a combined Bob Evans Restaurants and Foods; and 3) continue the Company’s controlled and disciplined approach to return capital to stockholders, which has resulted in the return of more than $800 million to stockholders since 2007 in dividends and share repurchases. We are convinced that this is the prudent approach for the sustainable growth and value of your Company.

Your Board has unanimously determined that Sandell’s agenda would jeopardize long-term, sustainable value creation and is NOT in the best interests of the Company and its stockholders. We strongly urge you to protect the value of your investment by voting the WHITE proxy card today FOR ALL of your Board’s nominees.

SIGNIFICANT INVESTMENTS BY BOB EVANS HAVE ENHANCED GROWTH OPPORTUNITIES

With a revitalized and restructured asset base in each of our business segments, our goal is to deliver consistent sales growth and margin expansion. Pursuing Sandell’s plan, which we believe is designed to maximize quick returns at the expense of sustainable growth, would jeopardize the gains we expect from these investments.

[1]	Financial Times, 12/11/13; Sandell Asset Management Corp. Form ADV, filed with the SEC for the year ending 12/31/13.

Bob Evans Farms has invested over $120 million in the past two years remodeling virtually all of its restaurants. The positive impact of this program is borne out by research conducted by WD Partners and Nation’s Restaurant News in this year’s “Consumer Picks” survey, which shows Bob Evans advancing its ranking in the areas of food quality, value, service, menu variety, atmosphere, and cleanliness. The Company’s refreshed stores have consistently outperformed the non-refreshed stores over the last three years.

At Bob Evans Foods, we have reduced our manufacturing footprint from nine facilities to four and consolidated our transportation facilities into one central hub. With these investments behind us, we are poised to generate top-line growth as we continue to effectively manage cost drivers, including input and labor costs.

OUR COMMITMENT TO THE HIGHEST STANDARDS OF CORPORATE GOVERNANCE RESULTS IN STRONG ACCOUNTABILITY TO STOCKHOLDERS

We consider good corporate governance essential to successful business outcomes. We believe our stockholder rights, Board structure, and compensation practices meet or exceed best practices. Consistent with this commitment to rigorous, independent oversight and dynamic, open-minded leadership, we have added four new independent directors to the Board over the last two years.

The Board composition we propose would be highly qualified, independent, and balanced:

•	Comprised of 11 fully independent directors in addition to the CEO.

•	A majority of the independent directors would have been added within the last two years.

•	5 of 11 independent directors would have been added to the Board this year.

•	Our directors would have valuable skills and experience in the restaurant, packaged foods, hospitality and entertainment and digital marketing sectors. At least 6 directors would be current or former CEOs, and at least 8 directors would have other public company board service.

In addition, your management and Board are well aligned with stockholders. Directors and officers collectively own – either beneficially or through deferred compensation plans – over 900,000 shares, putting them in the top 10 among Company stockholders.

WE HAVE USED GOOD FAITH EFFORTS TO WORK CONSTRUCTIVELY WITH SANDELL

Consistent with our fiduciary duties to you and with our high governance standards, your Board of Directors has tried to work constructively with Mr. Sandell for nearly twelve months, carefully considering his ideas and proposing ways to add new independent and highly-qualified individuals to the Board. We subject our financial and strategic plans to rigorous review on a regular basis – including in consultation with independent financial advisors – and we always welcome fresh thinking.

With that in mind, we have engaged repeatedly with Sandell since July 2013, including by arranging meetings and discussions between Mr. Sandell and our executive management, our Lead Independent Director and our independent financial advisor, in an effort to better understand and consider his proposals. As early as January, we offered Mr. Sandell the opportunity to consult with the Board in the addition of new independent directors to the Board. Sandell refused the offer.

The Board’s numerous further efforts to avoid the extraordinary time and cost demands of a proxy contest have also met with frustration, as detailed in the Company’s proxy statement previously sent to you. Our most recent settlement proposal would have resulted in Sandell’s nominees constituting a full quarter of the Board, while half the Board – including a majority of the independent directors – would have joined this year. Additionally, we proposed adding two Sandell nominees to the Finance Committee, resulting in a six-person Committee, half of which would have been new to the Board this year and charging the

Committee with reviewing Sandell’s economic proposals and other opportunities to enhance stockholder value. The Committee also would have had the ability to retain an additional independent investment bank to assist with that review. Our proposal would have ensured another fresh and independent review of Sandell’s proposals. Sandell, however, spurned this offer as well.

Despite Sandell’s repeated rejections of our settlement offers, we remain open to a constructive solution as is clearly demonstrated by our decision to keep the Board size at 12 even with the retirement of two incumbent directors before the 2014 annual meeting. Since the Board has nominated a slate of 10 directors for these 12 positions, we expect that at least two of Sandell’s nominees will be elected even if our entire slate is elected.

YOUR BOARD IS COMMITTED TO MAINTAINING AN OPEN AND CONSTRUCTIVE APPROACH

While we are disappointed that Mr. Sandell has not responded in a manner that we consider constructive to the openness we have shown him over the past year, we are committed to continue working with our investors to ensure that we consider all options for enhancing stockholder value. We will continue to carefully and comprehensively review our plans and strategies – and to measure their success based on performance in the markets we serve – with the overriding objective of serving your best interests.

For all of these reasons, we urge you to submit your voting instructions on the enclosed WHITE proxy card to vote “FOR ALL” of your Company’s nominees to the Board. We urge you NOT to vote using any gold proxy card sent to you by Sandell, as even a “withhold” vote with respect to Sandell’s nominees will cancel any previous WHITE proxy card that you submitted.

Thank you for your continued support.

Sincerely,

/s/ Michael A. Gasser	/s/ Steven A. Davis
Michael A. Gasser	Steven A. Davis
Lead Independent Director	Chairman of the Board and Chief Executive Officer

YOUR VOTE IS IMPORTANT!

To ensure that your vote is received timely, we urge you to submit your proxy by telephone or Internet by following the easy instructions on the enclosed WHITE proxy card.

Please do NOT execute any Gold proxy card you may receive from Sandell, as it could revoke any previous proxy you submitted using the WHITE proxy card.

Only your latest-dated proxy counts.

If you have questions or need assistance in voting your shares,

please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Stockholders call toll-free: (877) 825-8621

Banks and Brokers call collect: (212) 750-5833

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this letter that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 25, 2014, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

Important Additional Information

Bob Evans Farms Inc. (the “Company”), its directors and certain of its executive officers are participants in the solicitation of proxies in connection with the Company’s 2014 Annual Meeting of Stockholders. The Company has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company’s stockholders. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise, is set forth in the Company’s proxy statement for its 2014 Annual Meeting of Stockholders, filed with the SEC on July 11, 2014. Stockholders will be able to obtain, free of charge, copies of the definitive proxy statement (and amendments or supplements thereto) and accompanying WHITE proxy card, and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://investors.bobevans.com/sec.cfm.

This document contains quotes and excerpts from certain previously published material. Consent of the author and publication has not been sought or obtained to use the material as proxy soliciting material.

IMPORTANT REASONS WHY YOUR BOARD BELIEVES SANDELL’S

ECONOMIC AGENDA IS NOT IN YOUR BEST INTERESTS.

Your Board has carefully evaluated the ideas presented by Sandell over the course of the past twelve months. It has concluded that:

1.	A sale-leaseback of our real estate would not be in the best interest of stockholders in the long-run. Based on our analysis, we believe that it would:

•	Burden us with rent expenses that may be increased annually, reducing future cash flow and financial flexibility. Capitalized rent is treated as debt by rating agencies.

•	Be an expensive form of financing and unnecessary. Owning our real estate puts us in a better position to borrow on attractive terms, now and in the future.

•	Reduce our flexibility to close underperforming restaurants and improve facilities – major factors in the historical and long-term success of our restaurant business.

2.	Divesting Bob Evans Foods at this time would mean we would not be able to reap the benefits of our significant investment in this important part of our business. Although Sandell advised us a year ago to sell or spin off our foods business, recent transactions in the food industry have validated our view that Bob Evans Foods is a valuable property with excellent potential for growth in sales and margins. At this time, we believe that growing this business, rather than selling or spinning it off, would be the better value creator. This is because, in our view:

•	We have invested more than $100 million in an acquisition and plant optimization, putting the business in a position to deliver margin expansion. Our goal is to achieve 300-350 basis point margin improvement by fiscal 2018, and we believe that our focus on “share of stomach,” a model increasingly embraced by others in the restaurant industry, offers opportunities for sales synergies, margin expansion, and brand enhancement.

•	Our foods business offers cost synergies with our restaurant business, benefits we expect to realize more fully with the integration of Kettle Creations, and from plant optimization.

•	The transactions suggested by Sandell would include costs and fees that Sandell omits from his analysis, while diluting the brand and diverting Board, management, and employee attention from core business operations.

3.	Pursuing the Sandell agenda would mean incurring significant debt – and, in our view, exposing us to undue risk – to purchase a large amount of the Company’s shares.

•	Bob Evans already has a strong record of investing and returning capital to stockholders in a prudent, consistent way – and we expect to continue doing so.

•	We have already returned more than $800 million to stockholders since the beginning of fiscal 2007 to the end of fiscal 2014 in a prudent, consistent fashion.

•	During fiscal 2014, we expanded our share repurchase program by $50 million – for a total of $225 million for the fiscal year. This contributed to a reduction of the number of outstanding shares by more than one-quarter since 2007.

DON’T GIVE CONTROL OF YOUR BOARD OVER TO MR. SANDELL’S SLATE!

WE URGE YOU TO USE THE WHITE PROXY CARD TODAY

TO VOTE FOR YOUR BOARD’S NOMINEES.

[1]	Sandell Asset Management Corp. soliciting materials, filed with the SEC on 4/24/14.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this letter that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 25, 2014, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

Important Additional Information

Bob Evans Farms Inc. (the “Company”), its directors and certain of its executive officers are participants in the solicitation of proxies in connection with the Company’s 2014 Annual Meeting of Stockholders. The Company has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company’s stockholders. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise, is set forth in the Company’s proxy statement for its 2014 Annual Meeting of Stockholders, filed with the SEC on July 11, 2014. Stockholders will be able to obtain, free of charge, copies of the definitive proxy statement (and amendments or supplements thereto) and accompanying WHITE proxy card, and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://investors.bobevans.com/sec.cfm.

This document contains quotes and excerpts from certain previously published material. Consent of the author and publication has not been sought or obtained to use the material as proxy soliciting material.

Contact Information:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954